UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 28, 2006

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Dan Levitan and G. Charles Roy, 3rd each resigned from the board of directors of drugstore.com, inc. (the “Company”) effective November 29, 2006, in the case of Mr. Levitan, and November 28, 2006, in the case of Mr. Roy.

(d) On November 28, 2006, Geoffrey R. Entress was appointed to the Company’s board of directors. On November 29, 2006, Richard W. Bennet III was appointed to the Company’s board of directors and the audit committee of the board.

Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the Board, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. Mr. Entress replaced Mr. Roy as Amazon.com’s designee to the Board. Amazon.com is our largest stockholder, owning approximately 13.9% of our outstanding stock as of November 28, 2006.

In connection with his appointment to the Company’s board of directors, Mr. Entress entered into an indemnification agreement with Amazon.com, pursuant to which Amazon will indemnify Mr. Entress against claims arising out of his service as a director of the Company to the fullest extent permitted by law and to the extent that such indemnification from the Company or its insurance provider is unavailable or insufficient.

Pursuant to the Company’s director compensation plan, each of Mr. Bennet and Mr. Entress will receive annual cash compensation in the amount of $5,000 for his service as a member of the board. Mr. Bennet will receive an additional $10,000 in annual compensation for his service on the audit committee.

In addition, the board of directors granted to each of Mr. Bennet and Mr. Entress a non-statutory stock option to purchase 100,000 shares of the Company’s common stock (“Initial Grant”) at an exercise price equal to the fair market value of the Company’s common stock on the grant date. Each of them will also receive an annual grant of a non-statutory option to purchase 30,000 shares of the Company’s common stock for his service on the board during each one-year term following his election at the Company’s annual meeting of stockholders (“Annual Grant”). Each Initial Grant will have an exercise price equal to the fair market value of the common stock on the date of grant and will vest over four years, with 20% vesting six months from the date of election and the remaining 80% vesting in equal quarterly increments over the remaining 42 months. Each Annual Grant will have an exercise price equal to the fair market value of the common stock on the date of grant and will fully vest on the one-year anniversary of the date of grant.

Mr. Bennet is the President and Chief Executive Officer of Direct Holdings Worldwide, a book, music and video retailer under the Time-Life brand. Bennet has more than 30 years of leadership and management experience in the retail industry. He served in various management positions including President and CEO of Famous Barr and Kaufmanns, both retail department stores. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Mr. Bennet received his undergraduate degree from Central Missouri State University and an MBA from Washington University.

Mr. Entress is a principal with the Madrona Venture Group, a Seattle-based venture capital firm. Prior to joining Madrona, he was a founder and the Chief Financial Officer of UrbanEarth.com, a Seattle-based Internet start-up. He has been a securities lawyer with Perkins Coie, a Seattle law firm, and has managed financial analysis and reporting groups at Salomon Brothers in New York and The Prudential Home Mortgage Company in New Jersey. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. Mr. Entress received his bachelor’s degree in English and Economics from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

Item 7.01.	Regulation FD Disclosure

On November 30, 2006, the Company issued a press release announcing the resignations of Messrs. Levitan and Roy and the appointments of Messrs. Bennet and Entress. That press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated November 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC.
(Registrant)

By:	/s/ Dawn G. Lepore
Dawn G. Lepore
President, Chief Executive Officer and Chairman of the Board

Date: November 30, 2006